UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.)

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a‑6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a‑12

ARES COMMERCIAL REAL ESTATE CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee paid previously with preliminary materials.
☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a‑6(i)(1) and 0-11.

Commencing on May 15, 2026, Ares Commercial Real Estate Corporation made the following communications to certain of its stockholders.

May 15, 2026

Re: Supplemental Information Related to Proposal 1: Election of Directors

Institutional Shareholder Services (“ISS”) has issued voting recommendations that are inconsistent with the recommendations of the board of directors (the “Board” or the “Board of Directors”) of Ares Commercial Real Estate Corporation (the “Company”) on the election of William S. Benjamin and Caroline E. Blakely as Class II Directors.

The Nominating and Governance Committee of our Board of Directors and our Board of Directors have both determined that the nomination and election of William S. Benjamin and Caroline E. Blakely are in the best interests of the Company and our stockholders. Additionally, our Board of Directors believes that depriving the Company of the services of William S. Benjamin and Caroline E. Blakely, both of whom are very important and active members of our Board of Directors, is not in the best interests of the Company or our stockholders.

We believe ISS’s recommendations do not reflect the deep level of commitment and importance of William S. Benjamin and Caroline E. Blakely to the Company and the Board.

For the reasons set forth below, we urge you to support the recommendation of our Board of Directors.

WE URGE YOU TO SUPPORT THE RECOMMENDATIONS OF OUR BOARD OF DIRECTORS AND VOTE “FOR” EACH NOMINEE FOR DIRECTOR.

Proposal 1: Election of Directors

We urge you to support and vote “FOR” the election of William S. Benjamin as a director of the Company:

William S. Benjamin serves as the Chairman of our Board of Directors and has been an active member of our Board since February 2018, and our Board believes that William S. Benjamin brings significant real estate, investment and leadership experience, skills and perspective to our Board. As Chairman of our Board and a senior real estate executive with extensive experience in the global commercial real estate markets, Mr. Benjamin is a crucial member of the Company’s Board. In particular, Mr. Benjamin’s experience across real estate investing, finance and capital markets, together with his leadership within Ares Real Estate, enables him to provide the Board with valuable strategic insight into the current commercial real estate and financial market environment.

We urge you to support and vote “FOR” the election of Caroline E. Blakely as a director of the Company:

Caroline E. Blakely has served as an independent director of the Company since 2014 and is our Lead Independent Director. Ms. Blakely has significant experience as a lawyer and adviser to real estate investors and real estate transaction experience. As such, we believe Ms. Blakely provides valuable leadership and experience to the Board.

We are aware that ISS has adopted a policy of recommending votes “Against” certain directors of public companies that have governing documents that provide the board with the exclusive power to amend the company’s bylaws. We believe that ISS is expressing this view through their recommendation to withhold support for William S. Benjamin’s and Caroline E. Blakely’s election as directors of the Company.

Our Board of Directors believes that it remains in the best interests of the Company if the power to amend our bylaws is vested exclusively in our Board of Directors as is permitted by Maryland law. Since our initial public offering in 2012, the power to amend our bylaws has been vested exclusively with our Board of Directors. This arrangement has served the interests of the Company well, we believe, because under Maryland law, our directors owe legal duties to the Company that require them to act with a reasonable belief that their actions are in the best interests of the Company. On the other hand, under Maryland law, stockholders are not bound by any such legal duty and are permitted to take or to recommend actions that are in their own individual interests as stockholders without taking into account the broader interests of other stockholders or the interests of the Company. As a result of these factors, we believe that our Board of Directors is in the best position to consider possible future bylaw amendments and will adopt such amendments only after concluding that such amendments are in the best interests of the Company.

For the foregoing reasons, we believe the “Against” recommendation is unwarranted and we urge you to vote “FOR” the election of William S. Benjamin and Caroline E. Blakely as directors of the Company.

If you have any questions or need assistance in authorizing your proxy, please call our proxy solicitor, D.F. King & Co., Inc., at (212) 493-6952.

This information is being provided to certain stockholders as a supplement to our Proxy Statement dated April 1, 2026, which you already received. Please read the complete Proxy Statement and accompanying materials carefully before you make a voting decision.

Even if voting instructions for your proxy have already been given, you can change your vote at any time before the annual meeting by giving new voting instructions as described in more detail in our Proxy Statement.